Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS, (“Agreement”) is made and entered into by and between MICHAEL J. BERTHELOT (“Employee”) and PRO-DEX, INC., a Colorado corporation (the “Company”).

RECITALS

WHEREAS, Employee has been employed by the Company and its subsidiaries in the positions of Chief Executive Officer and President, has served as a director of the Company’s subsidiaries, and previously served as a director on the Company’s Board of Directors;

WHEREAS, Employee and the Company are parties to that certain April 20, 2012 letter agreement (“Employment Letter”) signed by Employee and by William L. Healey and Harold A. Hurwitz on behalf of the Company;

WHEREAS, the Employment Letter makes reference to certain rights of Employee under the Company’s July 1, 2010 Employee Severance Policy (“Severance Policy”), which constitutes the Company’ general severance policy as in effect as of the Separation Date (as defined below);

WHEREAS, Employee and the Company are parties to that certain April 20, 2012 Change of Control Agreement (“Change of Control Agreement”) signed by Employee and by Harold A. Hurwitz on behalf of the Company;

WHEREAS, at the Company’s 2012 Annual Meeting of Shareholders held on January 17, 2013, the Company’s shareholders elected four new directors (of a total of five) to the Company’s Board of Directors, constituting a Change of Control (as defined in the Change of Control Agreement) pursuant to subclause (b) of the definition thereof; and

WHEREAS, Employee’s employment with the Company and each of the Company’s subsidiaries, as well as Employee’s service as a director of the Company’s subsidiaries, will separate on February 25, 2013 (the “Separation Date”), and the Company and Employee mutually desire to settle fully and finally all obligations to Employee that the Company and its subsidiaries may have of any nature whatsoever (including, without limitation, under the Employment Letter, the Severance Policy and the Change of Control Agreement), as well as any asserted or unasserted claims that Employee may have arising out of his employment with, or service as a director to, the Company and its subsidiaries or the separation of that employment and service, all pursuant to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements and the terms and conditions set forth herein and other valuable consideration, the parties agree as follows:

1. Compensation Through Separation Date. On the Separation Date, Employee will be paid all unpaid base salary and unpaid bonuses earned (if any), less state and federal taxes and other required withholding, for the period from the last regular pay day through the

Separation Date (the “Final Wages Payment”). Employee also will be paid on the Separation Date for all previously unreimbursed business expenses that have been submitted in compliance with the Company’s procedures for business expense reimbursement. Additionally, Employee will also be paid on the Separation Date the amount of one thousand nine hundred seventy-one dollars and no cents ($1,971.00), less state and federal taxes and other required withholding, as payment of all amounts due to Employee under the Company’s Long Term Incentive Plan. The Parties acknowledge and agree that (i) no payment has been earned or is due under the Company’s Annual Incentive Plan, and (ii) Employee has no accrual of any paid vacation time and therefore is due no payment upon separation for accrued but unused vacation time. Employee acknowledges and agrees that upon the receipt of the Final Wages Payment and the expense reimbursement payment, the Company will have paid to him all salary, bonuses, benefits, expense reimbursement, and any other consideration owed to him at any time and for any reason through the Separation Date. Employee further represents and agrees that (i) no further sums are or were due and owing Employee either by the Company, any subsidiary of the Company, or by any other individual or entity related to the Company in any way, except as provided for in this Agreement; and (ii) except for the amounts set forth in this Paragraph 1, no other amount is owed to him in connection with the Company’s Annual Incentive Plan or Long Term Incentive Plan.

2. Effective Date. The Effective Date of this Agreement shall be the eighth day after Employee’s dated execution of this Agreement, provided that Employee has not revoked this Agreement pursuant to Paragraph 13.

3. Special Additional Compensation. In consideration of this Agreement, and provided that (i) none of the provisions of Paragraph 5 has been violated, (ii) Employee has completed and signed on the Separation Date the Company’s “Termination Certificate” (Exhibit C to the Confidentiality, Unfair Competition, Non-Recruiting and Assignment of Inventions Agreement previously signed by Employee on April 20, 2012), and (iii) the revocation period referenced in Paragraph 13 shall have expired without this Agreement having been revoked, the Company will pay to Employee, within ten (10) calendar days after the Effective Date, in one lump sum payment, a gross amount equal to one hundred sixty-five thousand four hundred twenty-three dollars and zero cents ($165,423.00), less state and federal taxes and other required withholding (the “Separation Agreement Payment”).

4. Termination of Options. Employee acknowledges and agrees that (i) any and all unexercised options to purchase common stock of the Company that were granted to Employee under the Company’s Amended and Restated 2004 Directors’ Stock Option Plan (or any predecessor of such plan, collectively, the “Directors’ Option Plan”) have expired pursuant to Section 3(c) of the Directors’ Option Plan and (ii) the options to purchase 200,000 shares of the Company’s common stock granted to Employee under the Company’s Second Amended and Restated 2004 Stock Option Plan (the “Employee Option Plan”), which options are unvested as of the Separation Date, shall expire in full effective as of the Separation Date pursuant to Section 6(b)(v) of the Employee Option Plan.

5. Return of Company Property. Employee understands that, except as otherwise provided by this Paragraph 5, as of the Separation Date he was required to return to the Company, and Employee represents that he has returned to the Company, all tangible and

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intangible property and information belonging to the Company that is within his possession or subject to his control, including but not limited to any equipment, supplies, business cards, credit cards, and office machines, and also including any electronic or tangible documents or files relating to the Company, except for such personnel and compensation records provided to Employee during the course of his employment. In connection with this obligation, Employee agrees to cooperate with the Company in deleting, and confirming to the Company’s satisfaction not later than the Separation Date the permanent deletion and non-retention of, all such Company files and data from Employee’s laptop computer and any other electronic devices (such as cell phones) within Employee’s possession or control.

6. Complete Release of Claims by Employee and Company.

A. In consideration for this Agreement, and to the maximum extent permitted by law, Employee, for himself, and his heirs, assigns, executors, administrators, agents and successors (collectively, “Employee’s Affiliates”) hereby fully releases, covenants not to sue and forever discharges the Company and each of its predecessors, successors, assigns, employees, officers, directors, shareholders, agents, attorneys, subsidiaries, parent companies, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, demands, actions, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known, suspected or claimed (the “Claims”), that Employee or Employee’s Affiliates ever had, now have, or may claim to have as of the date of this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act or omission concerning any matter, cause or thing occurring on or before the date Employee signs this Agreement. This release includes, without limiting the generality of the foregoing, the waiver of any claims related to or arising out of Employee’s employment with the Company and its subsidiaries or the separation of that employment. In giving this release, Employee waives and releases any and all rights to employment or re-employment with the Company or its subsidiaries.

B. Without limiting the generality of the foregoing, Employee understands and agrees that the release provisions of this Paragraph 6 apply to any Claims that Employee or the Employee’s Affiliates now have, or may ever have had, against the Company or any of the other Released Parties by reason of any act or omission concerning any matter, cause or thing occurring on or before the date Employee signs this Agreement that arise out of or are in any manner related to Employee’s employment with the Company, its subsidiaries or with any of the other Released Parties, as well as the separation of that employment, including without limitation any Claims arising out of or related to violation of any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the California Family Rights Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as all Claims arising out of or related to violations of the provisions of the California Labor Code; the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200, et

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seq.; state and federal wage and hour laws, including the federal Fair Labor Standards Act; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

C. Employee acknowledges and represents that he did not suffer any work-related injuries while working for the Company. Employee acknowledges and represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company. Employee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations. As a result, Employee agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claim that Employee files at any time against the Company.

D. In exchange for this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, for itself and its attorneys, agents, successors and assigns (collectively, “the Company’s Affiliates”), hereby fully, and without limitation, releases, covenants not to sue and forever discharges Employee and Employee’s Affiliates (collectively the “Employee Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, and specifically including any claim of overpayment of commissions to Employee, that the Company or the Company’s Affiliates now have, or may ever have had, against any of the Employee Releasees for any acts or omissions by Employee or any of the other Employee Releasees occurring prior to and through the date Employee signs this Agreement.

7. Older Workers Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee; (b) the release provisions of this Agreement apply to rights and claims that Employee may have under the ADEA, including the right to file a lawsuit against the Released Parties for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Employee may have under the ADEA that arise after the date Employee executes this Agreement; and (d) the Company does not have a preexisting duty to pay the special additional compensation identified in this Agreement (except to the extent otherwise provided in the Employment Letter or the Change of Control Agreement).

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8. General Nature of Release; Claims Not Released. The Release by Employee set forth above in Paragraph 6 of this Agreement is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims that Employee may have against the Released Parties, or any of them, except for (a) any claims that may arise from the terms of this Agreement, (b) any claims which may not be released as a matter of law, (c) any claims under the Indemnification Agreement (as defined below), or (d) any claims for indemnification and/or reimbursement of expenses by the Company with respect to which Employee may be eligible by reason of Employee’s indemnification rights under any applicable statute or provision of the Company’s charter documents. It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the Separation Date, such items to be governed exclusively by the terms of the applicable plan documents. Employee covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided however, that Employee does not relinquish any protected rights to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance or any similar state human rights agency. However, Employee may not recover additional compensation or damages as a result of any such action.

9. Release of Section 1542 Rights. Employee expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code. Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims that would be material to this Agreement. This Paragraph 9 provides that Employee also is releasing any such unknown or unsuspected claims. Section 1542 reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

10. Non-Admission of Liability. Employee and the Company acknowledge and agree that this Agreement is a settlement agreement and shall not in any way be construed as an admission by any of the Released Parties of any wrongful act against, or any liability to, Employee or any other person.

11. Protection of Trade Secrets. Employee agrees to keep in strict confidence at all times, and that he will not at any time, either directly or indirectly, make known, reveal, make available or use, any Trade Secrets as defined herein, which Employee obtained during or by virtue of his employment with the Company. The parties agree that “Trade Secrets” as used herein means all confidential information which (i) has been the subject of reasonable efforts by the Company to maintain as secret and confidential, (ii) pertains in any manner to the business of the Company, including proprietary information entrusted to the Company in confidence by its customers or suppliers (except to the extent such information is generally known or made

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available to the public or to the Company’s competitors through lawful means), and (iii) has independent economic value by virtue of not being generally known to other persons who could obtain economic value from its disclosure or use. Employee acknowledges that all Trade Secrets, as well as all other confidential information or data of the Company, are and remain the exclusive property of the Company (or, in the case of proprietary information belonging to a customer or supplier who has entrusted it to the Company, the exclusive property of that person or entity). Employee and the Company further agree that the following information constitutes a non-exclusive listing of Trade Secrets coming within the terms of this Agreement: the customer contacts and business requirements of the Company’s current customers with respect to the Company’s products; the supplier contacts and business requirements of the Company’s suppliers with respect to the Company’s products; the specific nature and amount of business conducted by the Company with its customers and suppliers; the product specifications required by the Company’s customers or required by the Company of its suppliers; customer and supplier pricing information and discount schedules with respect to the Company’s products or supplies; and the Company’s business plans and strategies for acquiring new products, customers, or manufacturing sources or otherwise expanding or improving its product offerings to customers. Employee further agrees that he shall not directly or indirectly solicit business from or with respect to any customers or suppliers of the Company through the use of any Trade Secrets. To the maximum extent permitted by law, Employee further covenants and agrees to observe and comply with the Confidentiality, Unfair Competition, Non-Recruiting, and Assignment of Inventions Agreement referenced in Paragraph 18, except to the extent the terms thereof are specifically superseded by this Agreement.

12. Twenty-One Day Consideration Period. This Agreement is being given to Employee on February 21, 2013. Employee acknowledges that he is entitled to take up to twenty-one (21) calendar days to consider whether to accept this Agreement, and that if he signs this Agreement before expiration of the 21-day period, he has done so voluntarily; provided, however, that the Agreement may not be signed by Employee prior to the Separation Date, and the Company will not accept the Agreement if signed prior to the Separation Date. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

13. Seven Day Revocation Period. After signing this Agreement, Employee shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of his revocation. To be effective, such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following Employee’s execution of this Agreement. This Agreement shall become effective, enforceable, and irrevocable on the eighth calendar day following Employee’s execution of this Agreement. Any revocation of this Agreement, however, shall not affect the finality of the separation of Employee’s employment with the Company and its subsidiaries on the Separation Date.

14. Acknowledgment of Being Advised to Consult Legal Counsel. This Agreement is an important legal document. Employee acknowledges that the Company has advised him in writing to consult with an attorney of his choice prior to signing this Agreement, and that he has had the opportunity to consult with an attorney to the extent he so desires.

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15. Confidentiality. As a material inducement to the Company to enter into this Agreement, Employee promises and agrees to maintain confidentiality regarding this Agreement to the extent permitted by applicable law, except to the extent the Company publicly discloses its terms in accordance with public company disclosure requirements. Therefore, except to the extent of any public disclosure by the Company, Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to his immediate family, and to his attorney or accountant to the extent reasonably necessary to obtain professional advice with respect to the parties’ rights and obligations as stated herein, to the extent necessary to enforce this Agreement, or otherwise as permitted by law. Employee further promises and covenants to use his best efforts to prevent any further disclosure of this Agreement by any such persons to whom he does make disclosure.

16. Ambiguities. Employee and the Company agree that the general rule that ambiguities shall be construed against the drafting party shall not apply to any interpretation of this Agreement.

17. Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible. All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.

18. Entire Agreement. Employee acknowledges that he is not relying, and has not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Agreement, except to the extent set forth fully in this Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement, and supersedes any and all other agreements, understandings or discussions between Employee and the Company with respect to the subject matter of this Agreement (specifically including, without limiting the generality of the foregoing, the Employment Letter, the Severance Policy and the Change of Control Agreement), other than (a) the Confidentiality, Unfair Competition, Non-Recruiting and Assignment of Inventions Agreement signed by Employee on April 20, 2012, and (b) the most recent Indemnification Agreement between the Company and Employee (the “Indemnification Agreement”), each of which agreements or rights shall, except to the extent specifically superseded by this Agreement, survive the execution of this Agreement and the separation of Employee’s employment.

19. Risk of New or Different Facts. Employee acknowledges that he may discover new information different from or inconsistent with facts he presently believes to be true, and expressly agrees to assume the risk of such new or different information.

20. Non-Disparagement. Employee agrees that, for a period of five years from the Effective Date, Employee shall not (i) disparage or demean the services, products, policies, personnel, business ethics or conduct of the Company; or (ii) otherwise make comments or statements detrimental to the interests of the Company other than in the course of lawful competition with the Company or as otherwise permitted by law. The Company agrees that, for

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a period of five years from the Effective Date, it shall direct its officers and directors that, either on behalf of the Company or in their personal capacity, they shall not make (i) any public statement that disparages or demeans the services, ability, business ethics or conduct of Employee; or (ii) any public comments or statements detrimental to the interests of Employee other than in the course of lawful competition with Employee or as otherwise permitted by law.

21. Modification. This Agreement cannot be modified or terminated, except by a writing signed by the party against whom enforcement of the modification or termination is sought.

22. Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

23. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release of All Claims, and have initialed each page hereof (other than this signature page), on the dates set forth below.

Dated: February 25, 2013	/s/ Michael J. Berthelot
Michael J. Berthelot
Employee

PRO-DEX, INC.

Dated: February 24, 2013	/s/ Nicholas J. Swenson
By: Nicholas J. Swenson
Its: Chairman of Board of Directors

Dated: February 25, 2013	/s/ Harold A. Hurwitz
By: Harold A. Hurwitz
Its: Chief Financial Officer

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